EXHIBIT 10.14

             UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED

                     1994 DEFERRED INCOME PLAN

   Universal Leaf Tobacco Company, Incorporated (the "Sponsor") hereby establishes a non-qualified deferred compensation program for certain employees as described herein. The following shall constitute the terms and conditions of the 1994 Deferred Income Plan, effective July 1, 1994.

A.   Purpose and Administration

   1.   Statement of Purpose
        The purpose of the 1994 Deferred Income Plan (the "Plan") is to provide certain officers of Universal Leaf Tobacco Company, Incorporated, of its parent, Universal Corporation, and of certain of its domestic subsidiaries as are listed on Schedule A attached hereto, and as amended from time to time ("Participating Subsidiaries") (individually and collectively, the "Company") with recurrent opportunities to defer receipt of a portion of salary and amounts earned pursuant to the applicable Management Performance Plan of the Company (the "MPP"). Such deferrals, until a date certain in the future, would apply to amounts which otherwise would be payable currently.

   2.   Top Hat Plan
        The Sponsor intends that the Plan constitute an unfunded "top hat" plan maintained for the purpose of providing deferred compensation to a select group of management employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended from time to time, and the rules and regulations thereunder ("ERISA").

   3.   Plan Administration
        Full power and authority to construe, interpret and administer the Plan and to change requirements for eligibility and investment options shall be vested in the Executive Committee of the Sponsor (the "Committee"). The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan and to establish such rules and regulations, if any, that the Committee deems necessary and appropriate for the ongoing administration and operation of the Plan.

B.   Eligibility

    4.  Eligible Employees
        Participants in this plan shall consist of the following corporate officers: (a) Officers of Universal Corporation, (b) Corporate Directors and above of the Sponsor, (c) Vice Presidents and above of Participating Subsidiaries, and (d) Assistant Vice Presidents who are also assistant general managers at processing plants of Participating Subsidiaries (collectively referred to hereinafter as "Participants").

C.   Deferral Elections

    5.  Agreements
        The initial deferral agreement (the "Initial Agreement"), in a form approved by the Committee shall be executed by the Company and each Participant to effectuate the deferrals described in
        Section 6(a) below. Subsequent deferral agreements (the "Subsequent Agreements"), in a form approved by the Committee shall be executed by the Sponsor and each Participant to effectuate the deferrals described in Section 6(b) below (the Initial Agreement and the Subsequent Agreements are collectively referred to herein as the "Deferral Agreements"). Execution of the Deferral Agreements between the Company and each Participant shall constitute the sole means for each Participant to effectuate deferral elections pursuant to the Plan.

    6.  Deferral Elections

        (a)  Initial Deferral
        Each Participant may elect in writing to defer an amount of salary up to a maximum of seventy-five percent (75%) for the initial deferral period of July 1, 1994 through December 31,
        1995 (the "Initial    Deferral Period").  There are two separate
        deferral elections for the Initial Deferral Period.  The first
        election is for the period July 1, 1994    to December 31, 1994,
        and the second election is for calendar year 1995. Each Participant may also elect in writing to defer up to one hundred percent (100%) of his or her MPP award for the Sponsor's fiscal year beginning July 1, 1994 and ending June 30, 1995, which is generally payable in September of 1995 (the "1995 MPP Award"), or all of his or her 1995 MPP award in excess of a designated sum, if any. The election with respect to salary for the Initial Deferral Period and/or the 1995 MPP Award shall be made in the month of June 1994.

        (b)  Subsequent Deferrals
        Each Participant may elect in writing to defer an amount of salary up to a maximum of twenty-five percent (25%) for subsequent calendar year deferrals (the "Subsequent Deferral Period"). Each Participant may also elect in writing to defer either (i) up to one hundred percent (100%) of his or her MPP Award for the Sponsor's subsequent fiscal years which are generally payable the September after the conclusion of the fiscal year (the "Subsequent MPP Awards"), or (ii) all of a Subsequent MPP Award in excess of a designated sum, if any. The election with respect to salary for the Subsequent Deferral Period and/or a Subsequent MPP Award shall be made in the month of June prior to the July 1 beginning of the Sponsor's fiscal year in which any MPP Award is earned and, therefore, prior to the calendar year in which any of the salary is earned.

        (c)  New Participant Deferrals
        Any new Employee to the Company who is eligible to participate in the Plan subsequent to the Plan's commencement date of July 1, 1994 may elect to defer salary within thirty (30) days from the date on which he or she first becomes eligible to participate. Each continuing Employee who becomes eligible to participate in the Plan subsequent to the Plan's commencement date of July 1, 1994, may elect salary and/or MPP award deferrals during the next regular June deferral election period.

D.   Deferral Accounts

   7.   Deferral Account
        The Company shall establish a deferral account in the name of each Participant on the Company's books and records which shall reflect the amount of actual deferrals plus any earnings and less any losses thereon (the "Adjustment") as described in
        Section 9 hereinafter as an unfunded liability of the Company to the Participant (the actual deferrals plus or minus the Adjustment is collectively referred to herein as the "Deferral Account").

   8.   Irrevocability of Deferral Elections
        Once a Participant elects to defer salary and/or a MPP award pursuant to the terms of a Deferral Agreement, including elections as to amount, timing and method of payout, such election shall be irrevocably binding upon the Participant.

   9.   Investment Options
        The Sponsor has selected the following initial investment funds which may be modified from time to time by the Committee:
        Oppenheimer Capital Appreciation Fund, Oppenheimer Global Fund, Massachusetts Mutual Equity Fund, Massachusetts Mutual Bond Fund and the Massachusetts Mutual Money Market Fund (the "Investment Options"). Participants shall designate annually in June how their deferrals are to be hypothetically invested among the Investment Options. The Sponsor shall use the Participant's Investment Option designations to calculate the Adjustment component of the Deferral Account. The Participant may each June change his or her investment election designation both as to amounts then in the Deferral Account and future amounts to be allocated to the Deferral Account. If a Participant changes his or her Investment Option designation for either amounts then in the Deferral Account or future amounts to be allocated to the Deferral Account, then such change shall supersede the previous designation effective as of the last day of the month after the date of the changed election. The Sponsor shall begin crediting the Participant's Deferral Account with the amount deferred by the Participant on the last day of the month in which the salary or MPP Award would have otherwise been paid. As to the applicable amount distributed, the Sponsor shall cease crediting or debiting Adjustments to the Participant's Deferral Account on the last day of the month of the applicable distribution event set forth in Sections 10, 11, 12, 13, 14 or 15 (the "Valuation Date").

        Allocation of investment selections shall be made among the Investment Options. A Participant shall have absolutely no ownership interest in any Investment Option. The Sponsor may, but is not required to, invest the amounts represented by the Deferral Accounts in the Investment Options. The Sponsor shall be the sole owner of any funds invested in any such Investment Option, as well as all amounts accounted for in the Deferral Accounts, all of which shall at all times be subject to the claims of the Company's general unsecured creditors.

E.   Distributions

  10.   Pre-Deferral Irrevocable Payout Election
        A Participant may irrevocably elect to receive the distribution of the Deferral Account, as follows:

        (a) in a one-time partial distribution of a specified amount on a specified future date that is more than five (5) years from the date of execution of the Deferral Agreement with the remainder to be distributed in accordance with subsection (c) or
        (d), and with such partial distributions to be made on or before the fifteenth day of the month following the specified date; and/or

        (b) in a lump sum distribution of the entire Deferral Account on a specified future date that is more than five (5) years from the date of execution of the Deferral Agreement with payment made on or before the fifteenth day of the month following the specified date; or

        (c) upon retirement from the Company, in a lump sum distribution on or before the fifteenth day following the Valuation Date; or

        (d) upon retirement from the Company, in annual payments for a period of up to fifteen (15) years beginning on or before the fifteenth day following the Valuation Date and on each subsequent anniversary date thereafter. Under this method, for example, assuming a fifteen year payment election, the first year distribution will equal one-fifteenth (1/15) of the total Deferral Account, the second year distribution will equal one-fourteenth (1/14) of the remaining Deferral Account, and so forth.

        Notwithstanding the Participant's irrevocable election, the distribution of the Deferral Account to a Participant shall be accelerated in the event of permanent disability (Section 11), death (Section 12), termination of employment other than by retirement (Section 13) or a Change of Control, as defined hereinafter (Section 14), and may be accelerated in the event of an Unforeseeable Emergency, as defined hereinafter (Section 15).

  11.   Payment in Event Participant Becomes Permanently Disabled
        In the event a Participant terminates employment as a result of permanent disability, as that term is defined in the Sponsor's Long Term Disability Benefits Plan, the method of payment shall be a lump sum distribution on or before the fifteenth day following the Valuation Date.

  12.   Payment in Event of Participant's Death
        In the event a Participant pre-deceases his or her election date for payment of the Deferral Account or has not received all of his or her payments, the method of payment shall be a lump sum distribution to the beneficiary designated by the Participant on or before the fifteenth day following the Valuation Date.

        Each Participant shall designate in writing a beneficiary to whom benefits hereunder are to be paid, if the Participant dies prior to receiving his or her entire Deferral Account. A Participant may change his or her beneficiary designation at any time by filing a revised beneficiary designation form with the Committee.

        If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, or die before the completion of all payments due hereunder, the Sponsor shall pay the Deferral Account to the Participant's estate.

  13.   Payment in Event of Participant's Termination of Employment
        Upon termination of employment for reasons other than retirement, permanent disability or death, the Company shall pay the terminated Participant his or her Deferral Account in a lump sum distribution on or before the fifteenth day following the Valuation Date.

  14.   Payment in Event of Change of Control
        Upon the Occurrence of a Change of Control, as defined below, with respect to both Participants and retirees who are receiving payments hereunder, the Company shall pay the Participant his or her Deferral Account in a lump sum distribution on or before the fifteenth day following the Valuation Date.

        For the purpose of this Plan, a "Change of Control" shall mean:

        (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of Universal Corporation (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Universal Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Universal Corporation, (ii) any acquisition by Universal Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Universal Corporation or any corporation controlled by Universal Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or

        (b) Individuals who, as of July 1, 1994, constitute the Board of Directors of Universal Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of Universal Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Universal Corporation; or

        (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Universal Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns Universal Corporation or all or substantially all of Universal Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Universal Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
        (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or

        (d) Approval by the shareholders of Universal Corporation of a complete liquidation or dissolution of Universal Corporation.

  15.   Payment in Event of Unforeseeable Emergency

        (a) A distribution of a portion of the Participant's Deferral Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.

        (b) An "Unforeseeable Emergency" is defined as a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any event, any distribution under this Section shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant's assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.

F.   Participants' Rights

  16.   Participant Rights in the Unfunded Plan
        Any liability of the Company to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan and the Deferral Agreements (collectively, the "Agreements"); no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company. No Participant shall have any rights under the Plan other than those of a general unsecured creditor of the Company. Assets segregated or identified by the Company for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company's general creditors, and are not held in trust by the Company for the benefit of Participants.

  17.   Non-Assignability
        Except as provided in Section 12, each Participant's rights under the Plan shall be non-transferrable and non-assignable.

G.   The Sponsor's Reservation of Rights

  18.   Termination or Amendment of Plan
        The Sponsor retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan shall be approved by the Board of Directors of the Sponsor, shall be in writing and shall be communicated within thirty (30) days of its adoption to the Participants. Notwithstanding the above, the Committee shall have the authority to change the requirements of eligibility or to modify the Investment Options hereunder. No amendment of the Plan shall substantially impair or curtail the Sponsor's contractual obligations arising from Deferral Agreements previously entered into for benefits accrued prior to such amendment. Notwithstanding any other provision herein to the contrary, in the event of Plan termination, payment of Deferral Accounts shall occur not later than the last business day of the third month following the month in which the termination is made effective.

H.   Claims for Benefits

  19.   Claims Procedure
        Any claim by a Participant or his or her Beneficiary (hereafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision of such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation Section 503 thereof.

        Each claimant or other interested person shall file with the Committee such pertinent information as the committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

        Notice of a decision by the Committee with respect to a Claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Committee (or within ninety (90) days following the expiration of the initial ninety
        (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his or her claim in accordance with these "Claims Procedure" provisions, the claim shall be deemed denied and the Claimant then shall be permitted to proceed with the claims review procedure provided herein.

        Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein, or if the Committee fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Committee in writing. The decision of the Committee shall be made within sixty (60) days following receipt by the Committee of the request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

        For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.

  20.   Committee Determinations Final
        Each determination provided for in the Plan shall be made in the absolute discretion of the Committee. Any such determination shall be final, binding and conclusive on all persons.

I.   Miscellaneous Provisions

  21.   Effect on Other Benefits
        Except as otherwise required by applicable law, the salary deferred by a Participant shall be included in the Participant's annual compensation for purposes of calculating the Participant's bonuses and awards, insurance and other employee benefits. However, in accordance with the terms of any plan qualified under Section 401 of the Internal Revenue Code maintained by the Sponsor, the amount of salary deferrals under the Plan shall not be included as calendar year compensation in calculating the Participant's benefits or contributions by or on behalf of the Participant. Distributions made under the Plan shall be excluded from compensation in years paid for purposes of calculating a Participant's bonuses and awards, insurance and other employee benefits.

  22.   Plan Year
        The Plan Year shall be the calendar year.

  23.   Tax Withholding
        The Sponsor shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code of 1986, as amended, or the Social Security Act, as amended, or any federal, state or local income or employment tax provision or for purposes or paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

  24.   Participant's Incapacity
        If, in the Committee's opinion, a Participant of other person entitled to receive benefits under the Plan is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may make such payment(s) into a separate interest-bearing account established for the benefit of and on behalf of the Participant or other recipient, for release at such time as a claim is made by a conservator or other person legally charged with the care of his or her person or of his or her estate. Thereafter, any benefits payable under the Plan shall be made to the conservator or other person legally charged with the care of his or her person or estate.

  25.   Independence of Plan
        Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, nor shall any provision hereof restrict the right of the Company at any time to discharge a Participant, with or without assigning a reason therefore, or restrict the right of a Participant to terminate his or her employment with the Company.

  26.   Responsibility for Legal Effect
        Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications of effects of this Plan.

  27.   Successors, Acquisitions, Mergers, Consolidations
        The terms and conditions of the Plan and each Deferral Agreement shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns, and personal representatives.

  28.   Controlling Law
        The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia to the extent not preempted by laws of the United States of America.